Exhibit 99.13

PRESTO LETTERHEAD

April 25, 2006

Grant Thornton
1901 S. Meyers Road
Suite 455
Oakbrook Terrace, IL 60181

Attention: Mike Santay

Gentlemen:

This letter is in response to Grant Thornton LLP’s (“Grant Thornton”) letter of April 21, 2006, to the Securities and Exchange Commission (“SEC”) concerning section 4.02 of National Presto Industries, Inc.‘s (“the Company”) April 19, 2006, Form 8-K filing.

Date of Notice – The Company believes notice of non-reliance occurred on April 13, the date on which it received Grant Thornton’s letter of April 12. That letter contained both the statement of and the reason for non-reliance on Grant Thornton’s opinion. During the phone conversation, which occurred the latter part of the day on April 12, Grant Thornton informed the Company of the intent to send the letter of non-reliance and the fact that the letter notifying the Company of non-reliance and providing the reason for non-reliance was being drafted. The actual letter was not received until the 13th. The date/time stamp on the facsimile letter indicated it was sent after business hours on the 12th, and in fact, it was not discovered until the morning of the 13th when the Company’s office opened for business.

Description of Information – Section 4.02 of the Form 8-K requires a brief description of the information provided by the accountant. The Company believed that it had provided such a description, i.e., the reliance on counsel’s representation of his understanding of the SEC’s positions as the basis for the original opinion, and the SEC’s subsequent statements which indicated different positions. The Company offered to include Grant Thornton’s letter as an exhibit to the Form 8-K, and requested a Word version of the letter to enable the Company to meet the deadlines of its edgarizer. Grant Thornton declined to provide the document.

Word Selection – The Company noted that Grant Thornton questioned its word selection in terms of application of accounting principles and the reference to an operating company audit. Please note that this was the Company’s interpretation of that which was written based on the clarifications provided at the audit committee meeting of April 17, which was the first occasion due to the intervening Good Friday holiday, during which a discussion could be scheduled. The Company quoted the language used in Grant Thornton’s letter as well.

Failure to state that the Internal Control Opinion was Withdrawn as Well – The Company had already stated in section 2.02 of the Form 8-K, that both the opinions on the financials and the internal controls had been withdrawn. Grant Thornton is correct that technically the information should have been repeated in section 4.02 or that section 2.02 should have been referenced.

SEC Staff’s Request for Withdrawal of the Opinion – The April 11, 2006, letter from the SEC specifically prefaced its question about withdrawing the opinion, by referencing points made in its letter, i.e., the absence of the pro forma footnote and the failure to use investment company GAAP. It also referred to earlier correspondence which was in the same vein:

In light of this and previous communications among the Company, Grant, and us, please respond within 5 business days of this letter, indicating whether Grant will withdraw its opinion on the financial statements of the Company (emphasis added).

Grant Thornton’s April 12 letter specifically referenced the staff’s positions as stated in the staff’s April 11 communication and attributed those positions to the staff.

Because it is apparent that there are differences in interpretation of the positions of the parties involved, in the interest of full disclosure, the Company will attach as exhibits to the amended Form 8-K not only the letter that is required by Section 4.02(c)(3) (i.e., your letter of April 21, 2006), but also all of the other related correspondence. That other correspondence does include Grant Thornton’s letter of April 12, 2006 and this response.

Sincerely,

Maryjo Cohen
President and Chief Executive Officer

Cc:	Josh Bushard Tracy Berry Ken Cunningham Joseph Stienessen Randy Lieble